Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan, the Nextdoor, Inc. 2008 Equity Incentive Plan, the Nextdoor, Inc. 2018 Equity Incentive Plan and the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan of our report dated July 2, 2021, with respect to the consolidated financial statements of Nextdoor, Inc. included in the Prospectus and related Registration Statement (Form S-1) of Nextdoor Holdings, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Redwood City, California
January 11, 2022